Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 22, 2007, except for Notes 9 and 10 for which the date is October 29, 2007, and Note 13 for which the date is January 11, 2008, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-145850) and related Prospectus of IPC The Hospitalist Company, Inc. (formerly InPatient Consultants Management, Inc) for the registration of 5,400,000 shares of its common stock.

/s/    Ernst & Young LLP

Los Angeles, California

January 11, 2008